Exhibit 4.5(f)

Compass Group Diversified Holdings LLC

301 Riverside Avenue, 2nd Floor

Westport, Connecticut 06880

June 22, 2018

5.11, Inc.

5.11 TA, Inc.

1360 Reynolds Ave.

Irvine, CA

92614

Attention: Mr. James McGinty

Re:     Fifth Amendment to Credit Agreement

Ladies and Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of August 31, 2016, as amended prior to the date hereof (the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), 5.11, Inc., a California corporation, as borrower (“Borrower”), and 5.11 TA, Inc. a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement (this “Amendment”) have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, effective as of the date of this Amendment, Borrower, Co-Borrower and Lender hereby agree to, and do hereby, amend:

1.	Section 1.1 of the Credit Agreement by adding the following defined terms:

Fifth Amendment Date means June 22, 2018.

Maximum Incremental Term B Loan Commitment means $5,000,000.

2.	Section 1.1 of the Credit Agreement by deleting the existing definition of “Term B Loan Commitment” and replacing it in its entirety with the following:

Term B Loan Commitment means (i) $50,000,000 plus, on and after the Fifth Amendment Date, (ii) the Maximum Incremental Term B Loan Commitment plus, after December 31, 2018, (iii) such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term B Loans in connection with one or more Acquisitions; provided, however, that no such additional Term B Loan Commitment permitted to (iii) herein shall exceed that amount which would result in Borrower’s Total Debt to EBITDA Ratio exceeding 6.5 to 1.0, with such ratio to be calculated as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

3.	Section 2.1.2 of the Credit Agreement such that Section 2.1.2 shall read in its entirety as follows:

2.1.2 Term Loan Commitments.

Lender agrees to make (a) a Term A Loan to Borrower and Co-Borrower on the Closing Date in an amount equal to the Term A Loan Commitment as of the Closing Date, (b) a Term B Loan to Borrower and Co-Borrower on the Closing Date in an amount equal to the Term B Loan Commitment as of the Closing Date, and (c) up to three (3) Term B Loans to Borrower and Co-Borrower on or after the Fifth Amendment Date (but only on or before December 31, 2018) in an aggregate amount not to exceed the Maximum Incremental Term B Loan Commitment. Lender shall have no obligation to make Term Loans after the Closing Date except for, up through December 31, 2018, Term B Loans in an aggregate amount not to exceed the Maximum Incremental Term B Loan Commitment. Term Loans which are repaid or prepaid by Borrower or Co-Borrower, in whole or in part, may not be re-borrowed.

4.

The existing paragraph under the heading Section 2.2.2 (Borrowing) such that it is labeled as paragraph ‘(a)’ and a new paragraph ‘(b)’ under Section 2.2.2 is added that shall read in its entirety as follows:

(b) Borrower shall give written (including via email) notice or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed borrowing of a Term B Loan on and after the Fifth Amendment Date and on or before December 31, 2018 not later than (i) in the case of a Base Rate borrowing, 11:00 a.m. New York City time at least one (1) Business Day prior to the proposed date of such borrowing, and (ii) in the case of a LIBOR borrowing, 11:00 a.m. New York City time at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of LIBOR borrowing, the initial Interest Period therefor. So long as Borrower’s request is timely made and the conditions precedent set forth in Section 4 with respect to each such borrowing have been satisfied, Lender shall pay over the proceeds of such borrowing request to Borrower on the requested borrowing date, which borrowing date shall not be later than December 31, 2018. Borrower shall be permitted to make only three (3) such borrowings and each such borrowing shall be on a Business Day and shall be in an aggregate amount of $500,000 or of any integral multiple thereof.

5.	Section 2.9.1 of the Credit Agreement by inserting after “provided that” and before “Borrower” in the fourth line thereof the following: “, except as otherwise provided in Section 2.9.3(a),”.

6.

Section 2.9.3(a) of the Credit Agreement by inserting immediately prior to the “.” at the very end thereof the following: “; provided, however, that, notwithstanding anything in Section 2.9.1 or this Section 2.9.3(a) to the contrary, all such prepayments shall, if requested by Borrower or Co-Borrower in writing, be applied to Term B Loans then outstanding, but only until such time as such Term B Loans then outstanding has been reduced to $50,000,000”.

7.	Section 2.7.3 of the Credit Agreement by adding the following sentence to the end thereof:

Notwithstanding anything in this Section 2.7.3 to the contrary, the 2% commitment fee that would otherwise be due and payable in connection with the Maximum Incremental Term B Loan Commitment shall be paid only in respect of that portion thereof, if any, that has been advanced as a Term B Loan pursuant to this Agreement and not repaid on or before March 31, 2019, and shall be due and payable on March 31, 2019.

8.	Section 7.14.1 of the Credit Agreement is hereby amended such that Section 7.14.1 shall read in its entirety as follows:

7.14.1 Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period ending on or after March 31, 2019 to be less than 1.30:1.00.

Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

On or prior to the date hereof, each of the following conditions precedent shall have been satisfied and thereafter this letter agreement shall be binding upon and inure to the benefit of the Borrower, Co-Borrower and the Lender and their respective successors and assigns:

a)	Lender shall have received each of the following:

i.	this Fifth Amendment, duly authorized and executed by Borrower and Co-Borrower;

ii.	an amended and restated Note, dated the date hereof and otherwise in the form attached hereto as Exhibit A, duly executed by Borrower and Co-Borrower;

iii.	an Acknowledgment and Confirmation of Grantors, dated the date hereof and otherwise in the form attached hereto as Exhibit B, duly executed by each Loan Party; and

iv.	such other agreements, documents, instruments and certificates as Lender may reasonably request.

b)	Each of Borrower and Co-Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Third Amendment.

Each of Borrower and Co-Borrower hereby agrees that the failure to satisfy any of the conditions set forth in this letter agreement shall in no way affect or impair the obligations of Borrower and Co-Borrower or be construed as a waiver by the Lender of any of the Lender’s rights under the Credit Agreement.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

This Amendment is a “Loan Document” under the Credit Agreement and reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver an original executed counterpart hereof, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

This Amendment shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Ryan J. Faulkingham
Name: Ryan J. Faulkingham
Title: Chief Financial Officer

BORROWER:

5.11, INC.

By:	/s/ James McGinty
Name: James McGinty
Title: Interim Chief Financial Officer

CO-BORROWER:
5.11 TA, Inc.

By:	/s/ Patrick A. Maciariello
Name: Patrick A. Maciariello
Title: President

Signature Page to Fifth Amendment to Credit Agreement

Exhibit A

Form of

Second Amended and Restated Promissory Note

$208,625,000.00	June 22, 2018
Westport, Connecticut

The undersigned, for value received, promise to pay, jointly and severally, to the order of Compass Group Diversified Holdings LLC (“Lender”) at its principal office of 301 Riverside Ave., Second Floor, Westport, CT 06880, the aggregate unpaid amount of all Loans made to the undersigned by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promise to pay, jointly and severally, interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is Paid in Full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Second Amended and Restated Promissory Note (this “Note”) evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of August 31, 2016 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned and Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note evidences, in part, indebtedness of the undersigned previously evidenced by (i) that certain Amended and Restated Promissory Note dated December 22, 2017 in the original principal amount of $206,750,000.00 (the “Prior Note”), which Prior Note is replaced by this Note; provided, however, that this Note shall not be construed as evidence of repayment or readvance of the indebtedness evidenced by the Prior Note, it being the intention of the undersigned, and, by its acceptance, Lender, that the indebtedness evidenced by this Note includes the indebtedness evidenced by the Prior Note. This Note shall not be construed as a novation or be construed in any manner as an extinguishment of the obligations arising under the Prior Note or to affect the priority of the security interests, liens or mortgages granted in connection with the Prior Note.

[Remainder of page intentionally left blank; signature page follows]

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5.11, INC.

By:

Name:	James McGinty
Title:	Interim Chief Financial Officer

5.11 TA, INC.

By:

Name:	Patrick A. Maciariello
Title:	President

Signature Page to Second Amended and Restated Promissory Note

Exhibit B

Acknowledgment and Confirmation of Grantors

Each of the undersigned hereby acknowledges and confirms the terms of that certain Fifth Amendment to the Credit Agreement, dated as of the date hereof (the “Amendment”), among 5.11, Inc., 5.11 TA, Inc. and Compass Group Diversified Holdings LLC. The undersigned further acknowledge and agree that (i) the execution and delivery of the Amendment by Borrower and Co-Borrower to Lender will not adversely affect or impair any of its obligations to Lender under that certain Guarantee and Collateral Agreement dated as of August 31, 2016 among the Grantor parties thereto and Lender (the “Guaranty”), and (ii) the Guaranty is in full force and effect as of the date hereof and the same is hereby ratified and confirmed.

Dated as of: June 22, 2018

5.11 ABR CORP.
as a Grantor

By:

Name:	Patrick A. Maciariello
Title:	President

5.11 ACQUISITION CORP.,
as a Grantor

By:

Name:	Patrick A. Maciariello
Title:	President

5.11 TA, INC.,
as a Grantor

By:

Name:	Patrick A. Maciariello
Title:	President

5.11, INC.,
as a Grantor

By:

Name:	James McGinty
Title:	Interim Chief Financial Officer

BEYOND CLOTHING, LLC,
as a Grantor

By:

Name:	John F. Wicks
Title:	Secretary

Signature Page to Acknowledgement and Confirmation of Grantors